EXHIBIT 12

                          THOMAS & BETTS CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)


                        Nine Months                  For the Years Ended
                           Ended     ----------------------------------------------------
                         Sept. 28,    Dec 29,   Dec. 31,   Jan. 1,    Jan. 2,    Dec. 31,
                           1997        1996       1995      1995       1994        1992
                         --------    ---------  ---------  --------  ---------  ---------
Earnings from
 continuing operations
 before income taxes     $158,886    $ 90,878   $128,930   $40,194   $ 83,542   $ 62,738

Add:
 Interest and related
  debt charges
  included in expense      38,301      50,745     33,970    32,437     36,071     40,974

 Portion of rents
  representative of
  the interest factor       8,448      11,399     10,766     9,766      9,266      8,421

Deduct:
 Interest capitalized
  and undistributed
  earnings from less-
  than-50-percent-
  owned entities           (9,956)     (8,642)    (2,848)   (1,863)         -          -
                         ---------   ---------  ---------  --------  ---------  ---------
Earnings
 as adjusted             $195,679    $144,380   $170,818   $80,534   $128,879   $112,133
                         ---------   ---------  ---------  --------  ---------  ---------
                         ---------   ---------  ---------  --------  ---------  ---------
Fixed charges:
 Interest and related
  debt charges
  included in expense      38,301      50,745     33,970    32,437     36,071     40,974

 Portion of rents
  representative of
  the interest factor       8,448      11,399     10,766     9,766      9,266      8,421
                         ---------   ---------  ---------  --------  ---------  ---------

Total fixed charges      $ 46,749    $ 62,144   $ 44,736   $42,203   $ 45,337   $ 49,395
                         ---------   ---------  ---------  --------  ---------  ---------
                         ---------   ---------  ---------  --------  ---------  ---------
Ratio of earnings
 to fixed charges             4.2x        2.3x       3.8x      1.9x       2.8x       2.3x
                         ---------   ---------  ---------  --------  ---------  ---------
                         ---------   ---------  ---------  --------  ---------  ---------

    (1) The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings from continuing operations. For purposes of computing this ratio, earnings consist of earnings from continuing operations before income taxes, plus fixed charges less capitalized interest and less undistributed earnings from less-than-50-percent-owned entities. Fixed charges consist of interest expense and such portion of rental expense which the Corporation estimates to be representative of the interest factor attributable to such rental expense.